Exhibit 95.1
Mine Safety Disclosure

The following disclosures are provided pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) and Item 104 of Regulation S-K, which requires certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate mines regulated under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”).

Mine Safety Information. Whenever the Federal Mine Safety and Health Administration (“MSHA”) believes a violation of the Mine Act, any health or safety standard or any regulation has occurred, it may issue a citation which describes the alleged violation and fixes a time within which the U.S. mining operator must abate the alleged violation. In some situations, such as when MSHA believes that conditions pose a hazard to miners, MSHA may issue an order removing miners from the area of the mine affected by the condition until the alleged hazards are corrected. When MSHA issues a citation or order, it generally proposes a civil penalty, or fine, as a result of the alleged violation, that the operator is ordered to pay. Citations and orders can be contested and appealed, and as part of that process, are often reduced in severity and amount, and are sometimes dismissed. The number of citations, orders and proposed assessments vary depending on the size and type (underground or surface) of the mine as well as by the MSHA District’s approach to enforcement. Due to timing and other factors, the data below may not agree with the mine data retrieval system maintained by the MSHA at www.MSHA.gov

The following table details the citations and orders issued and civil penalties assessed to us by MSHA during the quarter ended June 30, 2023:
(whole dollars)

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Total Dollar Value of MSHA Assessments Proposed (1)	Total Number of Mining Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period
Berkley Springs, WV / 4602805	0	0	0	0	0	$0.00	0	No	No	0	0	0
Celatom Mine, OR / 3503237	0	0	0	0	0	$0.00*	0	No	No	0	0	0
Celatom Plant, OR / 3503236	0	0	0	0	0	$0.00*	0	No	No	0	0	0
Cheto Mine, AZ / 0200103	0	0	0	0	0	$0.00	0	No	No	0	0	0
Clark, NV / 2600677	1	0	0	0	0	$2,341.00	0	No	No	0	0	0
Columbia, SC / 3800138	0	0	0	0	0	$956.00	0	No	No	0	0	0
Crane, TX / 4105331	1	0	0	0	0	$143.00*	0	No	No	0	0	0
Dubberly, LA / 1600489	0	0	0	0	0	$143.00	0	No	No	0	0	0
Fernley, NV / 2601950	0	0	0	0	0	$0.00	0	No	No	0	0	0
Festus, MO / 2302377	0	0	0	0	0	$461.00	0	No	No	0	0	0
Fowlkes Mine, MS / 2200460	0	0	0	0	0	$0.00	0	No	No	0	0	0
Hazen Mine, NV/ 2600679	0	0	0	0	0	$0.00	0	No	No	0	0	0

Hurtsboro, AL / 0100617	0	0	0	0	0	$143.00	0	No	No	0	0	0
Jackson, MS / 2200415	0	0	0	0	0	$828.00	0	No	No	0	0	0
Jackson, TN / 4002937	0	0	0	0	0	$0.00	0	No	No	0	0	0
Kosse, TX / 4100262	0	0	0	0	0	$0.00	0	No	No	0	0	0
Lamesa, TX / 4105363	0	0	0	0	0	$2,641.00	0	No	No	0	0	0
Lovelock (Colado Plant) / 2600680	0	0	0	0	0	$0.00*	0	No	No	0	0	27
Lovelock, NV (Colado Mine) / 2600672	0	0	0	0	0	$1,350.00	0	No	No	0	0	0
Mapleton, PA / 3603122	0	0	0	0	0	$960.00	0	No	No	0	0	0
Mauricetown, NJ / 2800526	0	0	0	0	0	$0.00	0	No	No	0	0	0
Middletown, TN / 4002968	0	0	0	0	0	$0.00*	0	No	No	0	0	0
Mill Creek Mine, OK / 3400836	0	0	0	0	0	$143.00	0	No	No	0	0	0
Mill Creek Plant, OK / 3400377	0	0	0	0	0	$0.00*	0	No	No	0	0	0
Millen, GA / 0901232	0	0	0	0	0	$0.00	0	No	No	0	0	0
Montpelier, VA / 4402829	0	0	0	0	0	$0.00	0	No	No	0	0	0
Ottawa, IL / 1101013	1	0	0	0	0	$0.00*	0	No	No	0	0	0
Pacific, MO / 2300544	3	0	0	0	0	$4,289.00*	0	No	No	0	29	0
Popcorn Mine, NV / 2602236	0	0	0	0	0	$0.00	0	No	No	0	0	0
Port Elizabeth, NJ / 2800510	0	0	0	0	0	$0.00	0	No	No	0	0	0
Rockwood, MI / 2000608	2	0	0	0	0	$1,150.00	0	No	No	0	0	0
Sparta, WI / 47036 44	0	0	0	0	0	$0.00	0	No	No	0	0	0
Tyler, TX /4104182	0	0	0	0	0	$0.00	0	No	No	0	0	0
Utica, IL / 1103268	0	0	0	0	0	$0.00	0	No	No	0	0	0

(1)Amounts included are the total dollar value of proposed assessments received from MSHA from March 31, 2023 through June 30, 2023, regardless of whether the assessment has been challenged or appealed. Citations and orders can be contested and appealed, and as part of that process, are sometimes reduced in severity and amount, and sometimes dismissed. The number of citations, orders, and proposed assessments vary by the MSHA District’s approach to enforcement and vary depending on the size and type of the operation

* As of June 30, 2023, MSHA had not yet proposed an assessment for 1 non-S&S citation at the Celatom Mine, OR.
* As of June 30, 2023, MSHA had not yet proposed an assessment for 4 non-S&S citations at the Celatom Plant, OR.
* As of June 30, 2023, MSHA had not yet proposed an assessment for 1 non-S&S citation at Crane, TX.
* As of June 30, 2023, MSHA had not yet proposed an assessment for 3 non-S&S citations at the Colado Plant, Lovelock, NV.
* As of June 30, 2023, MSHA had not yet proposed an assessment for 5 non-S&S citations and 1 S&S citation at Middleton, TN.
* As of June 30, 2023, MSHA had not yet proposed an assessment for 1 non-S&S citation at Mill Creek, Mine, OK.
* As of June 30, 2023, MSHA had not yet proposed an assessment for 13 non-S&S citations and 1 S&S citation at Ottawa, IL.
* As of June 30, 2023, MSHA had not yet proposed an assessment for 2 non-S&S citations at Pacific, MO.